Exhibit 99.22

Project Island –Discussion MaterialsDecember 22, 2015Confidential – For Discussion & General Information Purposes Only

Disclaimer ConfidentialThese materials are provided solely for the information of the Board of Directors (the “Board”) of Barbados, Ltd. (the “Company” or “Barbados”) by Wells Fargo Securities, LLC (“Wells Fargo Securities”) in connection with a potential merger (the “Transaction”) involving the Company and Tahiti, Inc. (“Tahiti”). These materials are for discussion purposes only, are incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by Wells Fargo Securities and may not be relied upon by any security holder of the Company or any other third party for any purpose whatsoever. These materials were prepared for a specific use by specific persons and were not prepared with a view to public disclosure or to conform with any disclosure standards under securities laws or otherwise. These materials were not prepared for use by readers not as familiar with the businesses and affairs of the Company and Tahiti as the Board and, accordingly, none of the Board, the Company, Wells Fargo Securities or their respective advisors takes any responsibility for these materials if used by persons other than the Board.These materials were provided on a confidential basis solely for the information of the Board and may not be disclosed to or shared with others, in whole or in part, or summarized or otherwise referred to except as agreed to in writing by Wells Fargo Securities. Notwithstanding the foregoing, Wells Fargo Securities imposes no restrictions on the disclosure by the Company (including its employees, representatives and agents) of the tax treatment or tax structure of any transaction, including those portions of any materials containing such information that are provided by Wells Fargo Securities to the Company. Any tax statement contained in these materials is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding any penalties under the United States Internal Revenue Code or other tax related penalties or (ii) promoting, marketing, or recommending the transaction or matters to which the statement relates. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor. Wells Fargo Securities is not an expert on, and nothing contained herein should be construed as advice with regard to, legal, accounting, regulatory, insurance or tax matters.These materials necessarily are based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date of these materials. None of the Board, the Company or Wells Fargo Securities undertakes any obligation to update, revise or reaffirm these materials. Any views expressed in these materials are subject to change without notice and may differ from or be contrary to other views expressed by Wells Fargo Securities or its affiliates. These materials are not intended to provide the sole basis for evaluation of the Transaction, do not purport to contain all information that may be required and should not be considered a recommendation with respect to the Transaction. The analyses contained in these materials must be considered as a whole. Selecting portions of the analyses, without considering all analyses, would create an incomplete view and may be misleading. The analyses, the order in which they are presented and the results thereof do not represent relative importance or weight given to them by Wells Fargo Securities. The implied reference ranges indicated by Wells Fargo Securities’ analyses are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired, which may depend on a variety of factors, many of which are beyond the control of Wells Fargo Securities. In preparing these materials, Wells Fargo Securities has not conducted any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other participant in the Transaction, and Wells Fargo Securities was not provided with any such appraisal or evaluation.Wells Fargo Securities has assumed and relied upon the accuracy and completeness of the financial and other information obtained from management of the Company and other participants in the Transaction and public sources without assuming any responsibility for independent verification of such information, makes no representation or warranty (express or implied) in respect of the accuracy or completeness of such information and has further relied upon the assurances of the Company and other participants in the Transaction that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. To the extent such information includes estimates and forecasts of future financial performance (including estimates of potential cost savings and synergies) prepared by or reviewed or discussed with management of the Company, other participants in the Transaction or obtained from public sources, we have assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). Wells Fargo Securities takes no responsibility for such estimates or forecasts or the assumptions on which they are based. In addition, Wells Fargo Securities has relied upon and assumed, without independent verification, that the final forms of the draft documents reviewed by Wells Fargo Securities will not differ in any material respect from such draft documents.Wells Fargo Securities is the trade name for certain capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including Wells Fargo Securities, LLC, member FINRA and SIPC.Project Island 2

Review of T-Co Investment in Tahiti

ChipMOS-Tsinghua Group Transaction Summary

Confidential

Parties	▪ "ChipMOS", a Taiwanese corporation and "Tsinghua Unigroup" (the "Subscriber"), a Chinese corporation
Type of Securities	▪ Common stock of ChipMOS
Purchase Price	▪ NT$11,970,080,000 (~US$365,000,000) at NT$40 (~US$1.22) per share for 299,252,000 shares
Pro Forma Common Stock Ownership	▪ 25% of ChipMOS's shares outstanding
Use of Proceeds	▪ R&D and production capacity, investment in ChipMOS Shanghai and support of the ChipMOS Technologies (Bermuda) merger and merger strategy in the semiconductor industry
Board Representation	▪ 1 Board seat as long as Tsinghua Unigroup's pro forma ownership interest in ChipMOS does not fall below 5%
Public Offering	▪ Three years after the closing, ChipMOS will seek to file for a public offering related to the private placement shares on the Taiwan Exchange if required conditions for the shares by the exchange are met
Merger Dilution	▪ Tsinghua's 25% stake is not to be diluted as a result of any subsequent merger with ChipMOS's Bermuda parent company
Transfer Restrictions	▪ 1 month notice required before transferring shares to a 3rd party during which ChipMOS may attempt to purchase shares from Tsinghua Unigroup ▪ Tsinghua Unigroup may not sell to specified 3rd parties without ChipMOS consent ▪ Transfer restrictions will not be imposed on Tsinghua Unigroup if they own less than 5% of ChipMOS or Tsinghua Unigroup does not have a Board seat
Conditions to Closing	▪ ChipMOS shareholder approval ▪ Relevant government approval

Sources: ChipMOS – Tsinghua Share Subscription Agreement dated 12/11/2015

Project Island

4

Wells Fargo Securities

Reactions to Tsinghua’s NT$12.0 Billion Investment in Tahiti at NT$40.0 per Common Share ConfidentialAnalyst Commentary“Faster group restructuring (the IMOS merger) would be positive for ChipMOS’s long-term share value, we believe. We also think this is slightly negative for ChipMOS’s competitors’ industry position, in particular for Powertech in memory packaging and Chipbond in LCD driver IC backend.”– Morgan Stanley, 12/11/15Barbados Stock Price Reaction ($ in USD) $20.50 Barbados closed at $19.48; up 4.5% from prior day’s close, up 6.4% against S&P 500 $20.00 Transaction announced beforeU.S. market opened on $19.50 December 11 $19.00 $18.50 $18.58$18.0012/7/15 12/8/15 12/9/15 12/10/15 12/11/15 12/14/15 12/15/15 12/16/15 12/17/15 12/18/15Tahiti Stock Price Reaction($ in NTD)Tahiti closed at NT$34.75; up $36.00 8.1% from prior day’s close, up9.0% against Taiwan TAIEX$35.00Transaction announced after $34.00 Taiwan market closed on December 11$33.00$32.00 $32.05$31.0012/6/15 12/7/15 12/8/15 12/9/15 12/10/15 12/13/15 12/14/15 12/15/15 12/16/15 12/17/15Source: Wall Street research and FactSet; Note: As of 12/18/15Project Island 5

Barbados – Implied HoldCo Discount Analysis

Confidential

($ in USD; $ and Shares in Millions, except per share)

Barbados Capitalization	
Tahiti Market Capitalization[1]	**$871.7**
Tahiti Shares Held by Barbados[2]	522.080
% Implied Economic Ownership	58.3%
Implied Value of Barbados Ownership	**$507.9**
Plus: Net Barbados Cash[3]	61.1
Implied Equity Value of Barbados	**$569.0**
Barbados Fully Diluted Shares Outstanding[4]	27.854
Implied Barbados Value per Share ("NAV per Share")	**$20.43**
Barbados Closing Share Price as of 12/18/15	**$18.58**
Implied Trading Discount to NAV per Share	**(9.0%)**

Tahiti Capitalization	
Tahiti Share Price as of 12/18/15 (NTD)	NTD$32.05
Exchange Rate (NTD/USD) as of 12/18/15	32.942
Tahiti Share Price as of 12/18/15 (USD)	**$0.97**
Tahiti Basic Shares Outstanding[2]	895.924
Tahiti Market Capitalization (USD)	**$871.7**
Less: Cash[3]	289.2
Plus: Debt[3]	243.0
Tahiti Enterprise Value (USD)	**$825.4**

Barbados Trading Discount to NAV – Last Twelve Months[5]


Implied Discount
1 Year Avg. Discount
6 Month Avg. Discount
Premium / (Discount) to NAV
10%
0%
(10%)
(20%)
(30%)
Q1 '15
Q2 '15
Q3 '15
Q4 '15
(14.5%)
(14.7%)

Source: Tahiti and Barbados filings, Tahiti management, market data from FactSet and Capital IQ as of 12/18/15
1 Based on Tahiti basic shares outstanding of 895.924 million as of [11/30/15] and Tahiti share price of $0.97 as of 12/18/15 using an exchange rate of 32.942 NTD/USD.
2 Tahiti basic shares outstanding and Tahiti Shares Held by Barbados as of [11/17/15]
3 Based on [11/30/15] balance sheet for Barbados and Tahiti respectively
4 "Barbados Fully Diluted Shares Outstanding" based on Barbados basic shares outstanding of 27.228 million and 0.410 million options and 0.217 million using the treasury stock method
5 Based on historical ownership levels of Tahiti by Barbados using Barbados filings

Project Island 6 Wells Fargo Securities

Comments on Davis Polk Mark-Up

Comments on Davis Polk Mark-Up

Comments on Davis Polk Mark-Up Confidential? Article 1. Definitions:? Added a note to draft that ChipMOS Taiwan is to determine the share: ADS ratio – we should discuss appropriate ratio targeted to appropriate share price range once ADRs start trading in the open market? Added back in the concept of the extra-ordinary dividend and reference technical issues under Bermuda and ROC law which complicates disclosure. Language also added in Section 6.05? Noted that the exchange ratio should be updated prior to signing? Added the concept of disclosure schedules to the agreement? Changed the definition of “Per Share Value” to be based on prior 10 trading days (vs 30 prior days in previous version). There is a note that this change should be discussed? Article 2:? There is a note requesting IMOS to confirm Appleby has started the process of having the merger “recognized” in Bermuda? 2.07: Noted that cashing out the IMOS Share Plans is not an adverse change and there are significant challenges to rolling plans into Taiwan? 2.07(b): They view the ChipMOS Taiwan Equity Award Contribution as fixed and not subject to adjustment? 2.07(b): Changed the payment of the Equity Award Payments to be the responsibility of the surviving company via the payroll process after closing? 10.01(b)(iv): Removed IMOS ability to solicit additional acquisition proposals if a Superior Proposal is received? 11.04(b): They have asked to discuss the Termination Fee and proposed the Reverse Termination Fee equate to 2x the Termination FeeProject Island 8

Updated Analysis

Agreed Upon Deal Consideration – Analysis Confidential($ in millions USD, except per share data) Consideration to Barbados Current Tahiti Shares Outstanding 896.152 Tahiti Shares Owned by Barbados 522.080 Existing Barbados Ownership of Tahiti 58.3% Assumed Exchange Ratio Adjustment Factor 0.9343x ADRs Issued to Barbados 487.791 Pro Forma Barbados Equity Ownership 56.6% Barbados Shares Outstanding 27.227 Implied Exchange Ratio 17.916x Pro Forma Tahiti Shares 861.862 Tahiti Share Price (in USD) 1 $1.05 Implied Equity Consideration (Assuming ADRs trade at Par) $511.3 Implied Tahiti Equity Consideration per Share of Barbados (Assuming ADRs trade at Par) $18.78 Initial Barbados Cash $61.0 Less Cash Settled SARs/Options by Barbados $14.4 Plus Tahiti Cash to Settle SARs/Options $1.2 Plus Tahiti Cash for Buyback $35.9 Plus Tahiti Cash Premium $19.1 Total Tahiti Cash for Buyback and Premium $55.0 Total Tahiti Cash for Buyback and Premium per Share $2.02 Net Cash to Barbados Shareholders $101.6 Cash Consideration per Share of Barbados $3.73 Implied Total Consideration (Assuming ADRs trade at Par) $612.9 Implied Total Consideration per Share of Barbados (Assuming ADRs trade at Par) $22.51 Implied Net $ Premium to Barbados' 30-Day Avg Stock Price Assuming ADRs trade at Par ($18.08) $4.43 Implied Net % Premium to Barbados' 30-Day Avg Stock Price Assuming ADRs trade at Par ($18.08) 24.5% Implied Net $ Premium to 30-Day Avg EEV per Share ($21.81) $0.70 Implied Net % Premium to 30-Day Avg EEV per Share ($21.81) 3.2% Pro Forma Tahiti Cash $250.9 Debt $235.3 2016E GAAP EPS Accretion / (Dilution) 2 3.8%Source: Capital IQ, Company filings and Wall Street research; Market data as of 11/17/15Note: “EEV” defined as Economic Equivalent Value; Excludes potential purchase accounting implications of merger 1 Based on 30-day average stock price and 30-day average exchange rate of 32.509 NTD per USD 2 Assumes marginal tax rate of 20.0% and interest on cash of 0.3%Project Island 10

Summary of Offers Confidential($ in millions USD, except per share data) Tahiti Offers Agreed Upon Barbados Offers Consideration17th Sept 2nd Nov 16th Nov 16th Nov 18th Nov 18th Nov 18th Nov 18th Nov 18th Nov 18th Nov 18th Nov 18th Nov 16th Nov 16th Nov 4th Nov 14th Oct Offer Offer 1st Offer 2nd Offer 1st Offer A 1st Offer B 2nd Offer 3rd Offer 3rd Offer B 3rd Offer A 2nd Offer 1st Offer 2nd Offer 1st Offer Offer Offer Assumed Tahiti Cash Premium per Share $0.00 $0.50 $0.50 $0.50 $0.50 $0.60 $0.65 $0.70 $0.70 $0.75 $0.75 $0.65 $1.40 $1.50 $3.50 $4.90 Asssumed Tahiti Cash for Buyback $0.0 $0.0 $30.0 $35.0 $36.4 $33.7 $37.3 $35.9 $35.9 $34.6 $34.6 $32.3 $35.0 $30.0 $0.0 $0.0 Consideration to Barbados Current Tahiti Shares Outstanding 896.152 896.152 896.152 896.152 896.152 896.152 896.152 896.152 896.152 896.152 896.152 896.152 896.152 896.152 896.152 896.152 Tahiti Shares Owned by Barbados 522.080 522.080 522.080 522.080 522.080 522.080 522.080 522.080 522.080 522.080 522.080 522.080 522.080 522.080 522.080 522.080 Existing Barbados Ownership of Tahiti 58.3% 58.3% 58.3% 58.3% 58.3% 58.3% 58.3% 58.3% 58.3% 58.3% 58.3% 58.3% 58.3% 58.3% 58.3% 58.3% Assumed Exchange Ratio Adjustment Factor 1.0000x 1.0000x 0.9452x 0.9360x 0.9335x 0.9385x 0.9318x 0.9343x 0.9343x 0.9368x 0.9368x 0.9410x 0.9360x 0.9452x 1.0000x 1.0000x ADRs Issued to Barbados 522.080 522.080 493.459 488.689 487.366 489.963 486.492 487.791 487.791 489.090 489.090 491.262 488.689 493.459 522.080 522.080 Pro Forma Barbados Equity Ownership 58.3% 58.3% 56.9% 56.6% 56.6% 56.7% 56.5% 56.6% 56.6% 56.7% 56.7% 56.8% 56.6% 56.9% 58.3% 58.3% Barbados Shares Outstanding 27.227 27.227 27.227 27.227 27.227 27.227 27.227 27.227 27.227 27.227 27.227 27.227 27.227 27.227 27.227 27.227 Implied Exchange Ratio 19.175x 19.175x 18.124x 17.949x 17.900x 17.995x 17.868x 17.916x 17.916x 17.963x 17.963x 18.043x 17.949x 18.124x 19.175x 19.175x Pro Forma Tahiti Shares 896.152 896.152 867.530 862.760 861.437 864.035 860.563 861.862 861.862 863.161 863.161 865.334 862.760 867.530 896.152 896.152 Tahiti Share Price (in USD) 1 $1.05 $1.05 $1.05 $1.05 $1.05 $1.05 $1.05 $1.05 $1.05 $1.05 $1.05 $1.05 $1.05 $1.05 $1.05 $1.05 Implied Equity Consideration (Assuming ADRs trade at Par) $547.2 $547.2 $517.2 $512.2 $510.8 $513.6 $509.9 $511.3 $511.3 $512.6 $512.6 $514.9 $512.2 $517.2 $547.2 $547.2 Implied Tahiti Equity Consideration per Share of Barbados (Assuming ADRs trade at Par) $20.10 $20.10 $19.00 $18.81 $18.76 $18.86 $18.73 $18.78 $18.78 $18.83 $18.83 $18.91 $18.81 $19.00 $20.10 $20.10 Initial Barbados Cash $61.0 $61.0 $61.0 $61.0 $61.0 $61.0 $61.0 $61.0 $61.0 $61.0 $61.0 $61.0 $61.0 $61.0 $61.0 $61.0 Less Cash Settled SARs/Options by Barbados $14.4 $15.2 $15.2 $15.2 $15.2 $15.4 $15.5 $15.6 $14.4 $15.6 $14.4 $9.4 $14.4 $14.4 $14.4 $14.4 Plus Tahiti Cash to Settle SARs/Options $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $1.2 $0.0 $1.3 $6.5 $2.5 $2.6 $6.1 $8.6 Plus Tahiti Cash for Buyback $0.0 $0.0 $30.0 $35.0 $36.4 $33.7 $37.3 $35.9 $35.9 $34.6 $34.6 $32.3 $35.0 $30.0 $0.0 $0.0 Plus Tahiti Cash Premium $0.0 $13.6 $13.6 $13.6 $13.6 $16.3 $17.7 $19.1 $19.1 $20.4 $20.4 $17.7 $38.1 $40.8 $95.3 $133.3 Total Tahiti Cash for Buyback and Premium $0.0 $13.6 $43.6 $48.6 $50.0 $50.0 $55.0 $55.0 $55.0 $55.0 $55.0 $50.0 $73.1 $70.8 $95.3 $133.3 Total Tahiti Cash for Buyback and Premium per Share $0.00 $0.50 $1.60 $1.79 $1.84 $1.84 $2.02 $2.02 $2.02 $2.02 $2.02 $1.84 $2.69 $2.60 $3.50 $4.90 Net Cash to Barbados Shareholders $46.6 $59.4 $89.4 $94.4 $95.8 $95.6 $100.5 $100.4 $101.6 $100.3 $101.6 $101.6 $119.7 $117.4 $141.9 $179.9 Cash Consideration per Share of Barbados $1.71 $2.18 $3.28 $3.47 $3.52 $3.51 $3.69 $3.69 $3.73 $3.69 $3.73 $3.73 $4.40 $4.31 $5.21 $6.61 Implied Total Consideration (Assuming ADRs trade at Par) $593.8 $606.6 $606.6 $606.6 $606.6 $609.2 $610.4 $611.7 $612.9 $613.0 $614.2 $616.5 $631.9 $634.6 $689.1 $727.1 Implied Total Consideration per Share of Barbados (Assuming ADRs trade at Par) $21.81 $22.28 $22.28 $22.28 $22.28 $22.37 $22.42 $22.47 $22.51 $22.51 $22.56 $22.64 $23.21 $23.31 $25.31 $26.71 Implied Net $ Premium to Barbados' 30-Day Avg Stock Price Assuming ADRs trade at Par ($18.08) $3.73 $4.20 $4.20 $4.20 $4.20 $4.30 $4.34 $4.39 $4.43 $4.44 $4.48 $4.57 $5.13 $5.23 $7.23 $8.63 Implied Net % Premium to Barbados' 30-Day Avg Stock Price Assuming ADRs trade at Par ($18.08) 20.7% 23.3% 23.3% 23.3% 23.3% 23.8% 24.0% 24.3% 24.5% 24.6% 24.8% 25.3% 28.4% 29.0% 40.0% 47.7% Implied Net $ Premium to 30-Day Avg EEV per Share ($21.81) $0.00 $0.47 $0.47 $0.47 $0.47 $0.56 $0.61 $0.66 $0.70 $0.70 $0.75 $0.83 $1.40 $1.50 $3.50 $4.90 Implied Net % Premium to 30-Day Avg EEV per Share ($21.81) 0.0% 2.2% 2.2% 2.2% 2.2% 2.6% 2.8% 3.0% 3.2% 3.2% 3.4% 3.8% 6.4% 6.9% 16.0% 22.5% Pro Forma Tahiti Cash $307.2 $293.6 $263.6 $258.6 $257.2 $257.2 $252.2 $252.2 $250.9 $252.2 $250.9 $250.7 $231.6 $233.7 $205.7 $307.2 Debt $235.3 $235.3 $235.3 $235.3 $235.3 $235.3 $235.3 $235.3 $235.3 $235.3 $235.3 $235.3 $235.3 $235.3 $235.3 235.3 2016E GAAP EPS Accretion / (Dilution) 2 0.0% (0.0%) 3.3% 3.7% 3.9% 3.6% 4.0% 3.8% 3.8% 3.7% 3.7% 3.4% 3.7% 3.1% (0.3%) (0.4%)Source: Capital IQ, Company filings and Wall Street research; Market data as of 11/17/15Note: “EEV” defined as Economic Equivalent Value; Excludes potential purchase accounting implications of merger 1 Based on 30-day average stock price and 30-day average exchange rate of 32.509 NTD per USD 2 Assumes marginal tax rate of 20.0% and interest on cash of 0.3%Project Island 11

Confidential

Introduction to Contingent Value Rights ("CVRs")

Background on CVRs

- A contingent value right (CVR) is an instrument committing an acquiror to pay additional consideration to a target company's stockholders on the occurrence of specified payment triggers
- CVRs can be used to bridge valuation gaps relating to uncertain future events that would impact the target company's value
- CVRs provide additional value to selling shareholders after the closing of a merger transaction based on a milestone event or future financial metric

Common Terms and Conditions

- Payment Trigger – the specific event that triggers payment
- Transferability – whether or not target shareholders have the ability to transfer the CVR post the close of the acquisition
- Duration – Depends on nature of milestone and timeframe of financial performance
- Covenants – Buyers can be required to undertake efforts to achieve CVR milestones
- Incentive alignment – Buyers often share in benefits from achieving milestone to align incentives

Pros of CVRs

☑ Bridges valuation gaps regarding contingencies

☑ Avoids delaying a transaction until after the contingency is resolved

☑ Can act as a "deferred" financing tool for the acquirer

Cons of CVRs

↓ Highly-structured instrument with many terms to negotiate

↓ Can increase risk of potential litigation

↓ Acquirors may need to record CVR as a liability on the balance sheet

Project Island 12 Wells Fargo Securities

Introduction to Contingent Value Rights (Continued)

Confidential

Tax Treatment (U.S.)

- A target shareholder who receives a CVR with a reasonably ascertainable fair market value in a taxable acquisition usually must include the fair market value of the CVR in determining gain or loss recognized
- If a CVR does not have a reasonably ascertainable fair market value, the target shareholder usually may be able to defer the recognition of income until payments are received under the CVR

Transferability and Registration

- To enhance the value of CVRs, parties can choose to make them transferable, in which case they are often listed on an exchange
- However, a transferable CVR is likely to require registration under US securities laws, which may create timing, disclosure and cost issues

Securities Act Registration

- The issuance of a CVR may require registration under the Securities Act if it is considered a "security"
- The SEC states there are 5 factors that must be present in order for a CVR to NOT be a security:
  1. The CVR is an integral part of the merger consideration
  2. The holders have no rights common to shareholders (voting, etc)
  3. The CVR is non-interest bearing
  4. The CVR is not assignable or transferable
  5. The CVR is not represented by any form of certificate or instrument

Listing CVRs on an Exchange

- The NYSE requires, among other things, that a CVR has a minimum life of one year
- NASDAQ requires, among other things, that CVRs have:
  - At least 400 CVR holders
  - A minimum public distribution of at least 1 million units
  - A minimum market value/principal amount of at least $4 million

Project Island

13

Wells Fargo Securities

Agreed Upon Deal Consideration + Tsinghua Unigroup's Private Placement

Confidential

($ in USD million, except per share data)

Merger Considerations	Share Price as of Nov 17	Share Price as of Dec 18
Current Tahiti Shares Outstanding	895.924	895.924
Tahiti Shares Owned by Barbados	522.080	522.080
Existing Barbados Ownership of Tahiti	**58.3%**	**58.3%**
Agreed Upon Exchange Ratio	0.9343x	0.9343x
ADRs Issued to Barbados	487.791	487.791
Pro Forma Tahiti's Shares Outstanding	861.634	861.634
Pro Forma Ownership Before TsingHua Private Placement	**56.6%**	**56.6%**
Barbados Shares Outstanding	27.227	27.227
Number of Tahiti Shares Issued to Barbados / Barbados Shares	**17.916x**	**17.916x**
Initial Barbados Cash	$61.1	$61.1
Less Cash Settled SARs/Options by Barbados	$14.4	$13.2
Cash Available to Barbados Shareholders	**$46.7**	**$47.9**
Plus Tahiti Cash for Buyback	$35.9	$34.6
Plus Tahiti Cash Premium	$19.1	$19.1
Cash Consideration from Merger	***$101.7***	***$101.5***
Cash Consideration / Share	*$3.73*	*$3.73*
Share Price in USD	$1.05	$1.01
ADRs Issued to Barbados (Assuming ADRs trade at Par)	487.791	487.791
Equity Consideration from Merger	***$511.3***	***$492.3***
Equity Consideration / Share	*$18.78*	*$18.08*
Total Consideration from Merger	***$612.9***	***$593.9***
Total Consideration / Share	*$22.51*	*$21.81*
Implied Net $ Premium to Barbados' 30-Day Avg Stock Price Assuming ADRs trade at Par [1][2]	***$4.44***	***$2.65***
Implied Net % Premium to Barbados' 30-Day Avg Stock Price Assuming ADRs trade at Par [1][2]	***24.5%***	***13.8%***
Implied Net $ Premium to 30-Day Avg EEV per Share [1][2]	***$0.70***	***$0.70***
Implied Net % Premium to 30-Day Avg EEV per Share [1][2]	***3.2%***	***3.3%***
Pro Forma Tahiti Balance Sheet		
Tahiti's Initial Cash as of Nov 30, 2015	$289.2	$289.2
Less Cash Consideration Paid by Tahiti	$55.0	$53.7
Less Tahiti Cash to Settle SARs/Options	$1.2	$1.2
Pro Forma Tahiti Cash Balance	$233.0	$234.3
Debt as of Nov 30, 2015	$243.0	$243.0

Tsinghua Deal Pro Forma for Merger	
Pro Forma Tahiti's Shares Outstanding	861.634
Shares Issued from Private Placement	299.252
Pro Forma Tahiti's Shares Outstanding after Private Placement	1,160.886
ADRs Issued to Barbados	487.791
Pro Forma Barbados' Ownership	***42.0%***
Pro Forma Tsinghua Unigroup's Ownership	***25.8%***
Pro Forma Tahiti Balance Sheet	
Pro Forma Cash Balance after Merger	**$234.3**
Cash Proceeds from Private Placement	**$368.2**
Subscription Price in USD	$1.2
Shares Issued through Private Placement	$299.3
Pro Forma Cash Balance post Private Placement	**$602.5**

Tsinghua Deal before the Merger	
Tahiti Shares Outstanding	895.924
Shares Issued from Private Placement	299.252
Pro Forma Tahiti's Shares Outstanding after Private Placement	1,195.176
Tahiti Shares Owned by Barbados	522.080
Pro Forma Barbados' Ownership	***43.7%***
Pro Forma Tsinghua Unigroup's Ownership	***25.0%***
Pro Forma Tahiti Balance Sheet	
Tahiti's Cash balance as of Nov 30, 2015	**$289.2**
Cash Proceeds from Private Placement	**$368.2**
Subscription Price in USD	$1.2
Shares Issued through Private Placement	$299.3
Pro Forma Cash Balance post Private Placement	**$657.4**

Exceeds Regulatory Threshold of 25% ownership by a Chinese party

Source: CapitalIQ and Company filings; FX rate of NWT$32.509/USD
1) 30 Day Average Stock Price and EEV as of Nov 17, 2015 is $18.08 and $21.81 respectively
2) 30 days Average Stock Price and EEV as of Dec 18, 2015 is $19.16 and $21.11 respectively

Project Island 14 Wells Fargo Securities

Analysis at Various Price - Contingent Value Rights (“CVR”) Confidential($ in USD million, except per share data) Contingent Value Rights CVR / Share Analysis at Various Price $0.00 $0.50 $1.00 $1.50 $2.00 $2.50 $3.00 $3.50 $4.00 CVR Cash per Share $0.00 $0.50 $1.00 $1.50 $2.00 $2.50 $3.00 $3.50 $4.00 Total Tahiti Cash for CVR $0.00 $13.61 $27.23 $40.84 $54.45 $68.07 $81.68 $95.29 $108.91 Initial Barbados Cash $61.1 $61.1 $61.1 $61.1 $61.1 $61.1 $61.1 $61.1 $61.1 Less Cash Settled SARs/Options by Barbados $13.2 $13.2 $13.2 $13.2 $13.2 $13.2 $13.2 $13.2 $13.2 Barbados Cash Avaliable to Barbados Shareholders - Per Merger $47.9 $47.9 $47.9 $47.9 $47.9 $47.9 $47.9 $47.9 $47.9 Plus Tahiti Cash to Barbados Shareholders - Per Merger $53.7 $53.7 $53.7 $53.7 $53.7 $53.7 $53.7 $53.7 $53.7 Total Cash to Barbados Shareholders from Merger $101.5 $101.5 $101.5 $101.5 $101.5 $101.5 $101.5 $101.5 $101.5 Total Cash to Barbados Shareholders - including CVR $101.55 $115.16 $128.78 $142.39 $156.00 $169.62 $183.23 $196.84 $210.46 Net Cash Consideration / Share - including CVR $3.73 $4.23 $4.73 $5.23 $5.73 $6.23 $6.73 $7.23 $7.73 Tahiti Share Price in USD $1.01 $1.01 $1.01 $1.01 $1.01 $1.01 $1.01 $1.01 $1.01 ADRs Issued to Barbados $487.79 $487.79 $487.79 $487.79 $487.79 $487.79 $487.79 $487.79 $487.79 Implied Tahiti Equity Consideration (Assuming ADRs trade at Par) $492.33 $492.33 $492.33 $492.33 $492.33 $492.33 $492.33 $492.33 $492.33 Implied Tahiti Equity Consideration per Share of Barbados (Assuming ADRs trade at Par) $18.08 $18.08 $18.08 $18.08 $18.08 $18.08 $18.08 $18.08 $18.08 Implied Total Consideration (Assuming ADRs Trade at Par & CVR) $593.88 $607.49 $621.11 $634.72 $648.34 $661.95 $675.56 $689.18 $702.79 Implied Total Consideration per Share of Barbados (Assuming ADRs trade at Par & CVR) $21.81 $22.31 $22.81 $23.31 $23.81 $24.31 $24.81 $25.31 $25.81 Implied Net $ Premium to Barbados' 30-Day Avg Stock Price Assuming ADRs trade at Par & CVR ($19.16) $2.65 $3.15 $3.65 $4.15 $4.65 $5.15 $5.65 $6.15 $6.65 Implied Net % Premium to Barbados' 30-Day Avg Stock Price Assuming ADRs trade at Par & CVR ($19.16) 13.8% 16.4% 19.0% 21.6% 24.3% 26.9% 29.5% 32.1% 34.7% Implied Net $ Premium to 30-Day Avg EEV per Share ($21.11) $0.70 $1.20 $1.70 $2.20 $2.70 $3.20 $3.70 $4.20 $4.70 Implied Net % Premium to 30-Day Avg EEV per Share ($21.11) 3.3% 5.7% 8.1% 10.4% 12.8% 15.2% 17.5% 19.9% 22.3% Pro Forma Tahiti Balance Sheet Tahiti's Initial Cash as of Nov 30, 2015 $289.2 $289.2 $289.2 $289.2 $289.2 $289.2 $289.2 $289.2 $289.2 Plus Cash Proceeds from Private Placement $368.2 $368.2 $368.2 $368.2 $368.2 $368.2 $368.2 $368.2 $368.2 Less Cash to Barbados Shareholders - Per Merger $53.7 $53.7 $53.7 $53.7 $53.7 $53.7 $53.7 $53.7 $53.7 Less Cash used for CVR $0.0 $13.6 $27.2 $40.8 $54.5 $68.1 $81.7 $95.3 $108.9 Pro Forma Tahiti Cash Position $603.8 $590.1 $576.5 $562.9 $549.3 $535.7 $522.1 $508.5 $494.8Source: CapitalIQ and Company filings; Market data as of 12/18/15; based on a 30 day average FX rate of NWT32.509/USDProject Island 15

Analysis at Various Price - Contingent Value Rights (“CVR”) Confidential($ in USD million, except per share data) Contingent Value Rights CVR / Share Analysis at Various Price $0.00 $0.50 $1.00 $1.50 $2.00 $2.50 $3.00 $3.50 $4.00 CVR Cash per Share $0.00 $0.50 $1.00 $1.50 $2.00 $2.50 $3.00 $3.50 $4.00 Total Tahiti Cash for CVR $0.00 $13.61 $27.23 $40.84 $54.45 $68.07 $81.68 $95.29 $108.91 Initial Barbados Cash $61.1 $61.1 $61.1 $61.1 $61.1 $61.1 $61.1 $61.1 $61.1 Less Cash Settled SARs/Options by Barbados $14.4 $14.4 $14.4 $14.4 $14.4 $14.4 $14.4 $14.4 $14.4 Barbados Cash Avaliable to Barbados Shareholders - Per Merger $46.7 $46.7 $46.7 $46.7 $46.7 $46.7 $46.7 $46.7 $46.7 Plus Tahiti Cash to Barbados Shareholders - Per Merger $55.0 $55.0 $55.0 $55.0 $55.0 $55.0 $55.0 $55.0 $55.0 Total Cash to Barbados Shareholders from Merger $101.7 $101.7 $101.7 $101.7 $101.7 $101.7 $101.7 $101.7 $101.7 Total Cash to Barbados Shareholders - including CVR $101.66 $115.28 $128.89 $142.50 $156.12 $169.73 $183.34 $196.96 $210.57 Net Cash Consideration / Share - including CVR $3.73 $4.23 $4.73 $5.23 $5.73 $6.23 $6.73 $7.23 $7.73 Tahiti Share Price in USD $1.05 $1.05 $1.05 $1.05 $1.05 $1.05 $1.05 $1.05 $1.05 ADRs Issued to Barbados $487.79 $487.79 $487.79 $487.79 $487.79 $487.79 $487.79 $487.79 $487.79 Implied Tahiti Equity Consideration (Assuming ADRs trade at Par) $511.28 $511.28 $511.28 $511.28 $511.28 $511.28 $511.28 $511.28 $511.28 Implied Tahiti Equity Consideration per Share of Barbados (Assuming ADRs trade at Par) $18.78 $18.78 $18.78 $18.78 $18.78 $18.78 $18.78 $18.78 $18.78 Implied Total Consideration (Assuming ADRs Trade at Par & CVR) $612.95 $626.56 $640.17 $653.79 $667.40 $681.01 $694.63 $708.24 $721.85 Implied Total Consideration per Share of Barbados (Assuming ADRs trade at Par & CVR) $22.51 $23.01 $23.51 $24.01 $24.51 $25.01 $25.51 $26.01 $26.51 Implied Net $ Premium to Barbados' 30-Day Avg Stock Price Assuming ADRs trade at Par & CVR ($18.08) $4.44 $4.94 $5.44 $5.94 $6.44 $6.94 $7.44 $7.94 $8.44 Implied Net % Premium to Barbados' 30-Day Avg Stock Price Assuming ADRs trade at Par & CVR ($18.08) 24.5% 27.3% 30.1% 32.8% 35.6% 38.4% 41.1% 43.9% 46.7% Implied Net $ Premium to 30-Day Avg EEV per Share ($21.81) $0.70 $1.20 $1.70 $2.20 $2.70 $3.20 $3.70 $4.20 $4.70 Implied Net % Premium to 30-Day Avg EEV per Share ($21.81) 3.2% 5.5% 7.8% 10.1% 12.4% 14.7% 17.0% 19.3% 21.5% Pro Forma Tahiti Balance Sheet Tahiti's Initial Cash as of Nov 30, 2015 $289.2 $289.2 $289.2 $289.2 $289.2 $289.2 $289.2 $289.2 $289.2 Plus Cash Proceeds from Private Placement $368.2 $368.2 $368.2 $368.2 $368.2 $368.2 $368.2 $368.2 $368.2 Less Cash to Barbados Shareholders - Per Merger $55.0 $55.0 $55.0 $55.0 $55.0 $55.0 $55.0 $55.0 $55.0 Less Cash used for CVR $0.0 $13.6 $27.2 $40.8 $54.5 $68.1 $81.7 $95.3 $108.9 Pro Forma Tahiti Cash Position $602.4 $588.8 $575.2 $561.6 $548.0 $534.4 $520.7 $507.1 $493.5Source: CapitalIQ and Company filings; Market data as of 11/17/15; based on a 30 day average FX rate of NWT32.509/USDProject Island 16

Illustrative 2016E Accretion / Dilution Analysis

Confidential

(USD and Shares in Millions, except per share data)

BASIC EPS METHOD

	Fiscal Year Ending 2016					
		Adjustments				
	Tahiti	Interco	Others	Total Adj.	Combined	Notes
Total Net Sales	**$610.1**	-	-	-	**$610.1**	
Cost of Goods Sold (Excluding D&A)	**394.4**	(1.4)	-	(1.4)	**393.0**	
Licensing Fees Paid by Bermuda to Taiwan		(1.0)	-	(1.0)		• Licensing fees paid by Bermuda to Taiwan pursuant to use of technology patent right dated 4/7/2014 will be cancelled
Licensing Fees Paid by Bermuda to Shanghai		(0.4)	-	(0.4)		• Licensing fees paid by Bermuda to Shanghai pursuant to use of technology patent right dated 10/2011 will be cancelled
Gross Profit	**215.7**	1.4	-	1.4	**217.1**	
Total SG&A[1]	**48.1**	-	2.0	2.0	**50.2**	
Bermuda Personnel Expenses		-	1.6	1.6		• Salary and benefits for CEO, CFO and Assistant to Chairman will be transferred to Taiwan
Estimated ADR Listing Costs		-	0.2	0.2		
Others		-	0.2	0.2		• Miscellaneous Bermuda advertising, travel expenses, etc will continue to be incurred at the Taiwan level
EBITDA	**167.5**	1.4	(2.0)	(0.6)	**166.9**	
Depreciation & Amortization	**108.3**	-	-	-	**108.3**	
EBIT	**59.2**	1.4	(2.0)	(0.6)	**58.6**	
Interest Income	**2.3**	-	(0.2)	(0.2)	**2.1**	• Interest income forgone due to reduction in cash
Foreign Exchange Gain (Loss)	**-**	-	-	-	**-**	
Other Gain (Loss)	**2.4**	(2.8)	-	(2.8)	**(0.4)**	
Royalty Income of ChipMOS Taiwan		(1.0)	-	(1.0)		• Income received from Bermuda pursuant to sale of technology patent right dated 4/7/2014 will be cancelled
Royalty Income of ChipMOS Taiwan		(0.7)	-	(0.7)		• Income received from Bermuda pursuant to sale of 50% technology patent right dated 4/12/2007 will be cancelled
Patent Co-Development Contract		(1.2)	-	(1.2)		• Cost reimbursement received from Bermuda pursuant to patent co-development contract dated 1/1/2007 will be cancelled
Interest Expenses	**(6.1)**	-	-	-	**(6.1)**	
Pre-Tax Income	**57.8**	(1.4)	(2.2)	(3.6)	**54.2**	
Income Taxes Expense	**14.7**	(0.3)	(0.5)	(0.9)	**13.8**	
Consolidated Net Income	**43.2**	(1.0)	(1.7)	(2.7)	**40.5**	
Attributable to Non-Controlling Interests	**-**	-	-	-	**-**	
Net Income Available to Common	**$43.2**	($1.0)	($1.7)	($2.7)	**$40.5**	
Weighted Average Fully Diluted Shares Outstanding	896.304			(34.670)	861.634	
Normalized Earnings per Share	$0.05				$0.05	
					($0.001)	
					(2.5%)	

Source: Tahiti management

Note:

1. SG&A excludes one time merger expenses

Project Island

17

Wells Fargo Securities

Confidential

Illustrative 2016E Accretion / Dilution Analysis

(NTD and Shares in Millions, except per share data)

BASIC EPS METHOD

	Fiscal Year Ending 2016					
		Adjustments				
	Tahiti	Interco	Others	Total Adj.	Combined	Notes
Total Net Sales	$19,833.9	-	-	-	$19,833.9	
Cost of Goods Sold (Excluding D&A)	12,823.2	(46.8)	-	(46.8)	12,776.4	
Licensing Fees Paid by Bermuda to Taiwan		(33.0)	-	(33.0)		• Licensing fees paid by Bermuda to Taiwan pursuant to use of technology patent right dated 4/7/2014 will be cancelled
Licensing Fees Paid by Bermuda to Shanghai		(13.8)	-	(13.8)		• Licensing fees paid by Bermuda to Shanghai pursuant to use of technology patent right dated 10/2011 will be cancelled
Gross Profit	7,010.7	46.8	-	46.8	7,057.5	
Total SG&A[1]	1,565.2	-	65.6	65.6	1,630.8	
Bermuda Personnel Expenses		-	51.2	51.2		• Salary and benefits for CEO, CFO and Assistant to Chairman will be transferred to Taiwan
Estimated ADR Listing Costs		-	7.8	7.8		
Others		-	6.5	6.5		• Miscellaneous Bermuda advertising, travel expenses, etc will continue to be incurred at the Taiwan level
EBITDA	5,445.5	46.8	(65.6)	(18.8)	5,426.7	
Depreciation & Amortization	3,521.4	-	-	-	3,521.4	
EBIT	1,924.1	46.8	(65.6)	(18.8)	1,905.3	
Interest Income	75.1	-	(6.9)	(6.9)	68.2	• Interest income forgone due to reduction in cash
Foreign Exchange Gain (Loss)	-	-	-	-	-	
Other Gain (Loss)	78.5	(91.2)	-	(91.2)	(12.8)	
Royalty Income of ChipMOS Taiwan		(32.5)	-	(32.5)		• Income received from Bermuda pursuant to sale of technology patent right dated 4/7/2014 will be cancelled
Royalty Income of ChipMOS Taiwan		(21.2)	-	(21.2)		• Income received from Bermuda pursuant to sale of 50% technology patent right dated 4/12/2007 will be cancelled
Patent Co-Development Contract		(37.5)	-	(37.5)		• Cost reimbursement received from Bermuda pursuant to patent co-development contract dated 1/1/2007 will be cancelled
Interest Expenses	(197.6)	-	-	-	(197.6)	
Pre-Tax Income	1,880.1	(44.5)	(72.4)	(116.9)	1,763.2	
Income Taxes Expense	476.8	(11.3)	(17.7)	(29.0)	447.8	
Consolidated Net Income	1,403.2	(33.2)	(54.7)	(87.9)	1,315.3	
Attributable to Non-Controlling Interests	-	-	-	-	-	
Net Income Available to Common	$1,403.2	($33.2)	($54.7)	($87.9)	$1,315.3	
Weighted Average Fully Diluted Shares Outstanding	896.304			(34.670)	861.634	
Normalized Earnings per Share	$1.57				$1.53	
					($0.039)	
					(2.5%)	

Source: Tahiti management
Note:
1. SG&A excludes one time merger expenses

Project Island 18 Wells Fargo Securities

Disclaimer ConfidentialThis document and any other materials accompanying this document (collectively, the “Materials”) are provided for general informational purposes. By accepting any Materials, the recipient thereof acknowledges and agrees to the matters set forth below in this notice. Wells Fargo Securities makes no representation or warranty (express or implied) regarding the adequacy, accuracy or completeness of any information in the Materials. Information in the Materials is preliminary and is not intended to be complete, and such information is qualified in its entirety. Any opinions or estimates contained in the Materials represent the judgment of Wells Fargo Securities at this time, and are subject to change without notice. Interested parties are advised to contact Wells Fargo Securities for more information. The Materials are not an offer to sell, or a solicitation of an offer to buy, the securities or instruments named or described herein. The Materials are not intended to provide, and must not be relied on for accounting, legal, regulatory, tax, business, financial or related advice or investment recommendations. No person providing any Materials is acting as fiduciary or advisor with respect to the Materials. You must consult with your own advisors as to the legal, regulatory, tax, business, financial, investment and other aspects of the Materials.Wells Fargo Securities is the trade name for the capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including but not limited to Wells Fargo Securities, LLC, a member of NYSE, FINRA, NFA and SIPC, Wells Fargo Prime Services, LLC, a member of FINRA, NFA and SIPC, and Wells Fargo Bank, N.A. Wells Fargo Securities, LLC and Wells Fargo Prime Services, LLC are distinct entities from affiliated banks and thrifts.Notwithstanding anything to the contrary contained in the Materials, all persons may disclose to any and all persons, without limitations of any kind, the U.S. federal, state or local tax treatment or tax structure of any transaction, any fact that may be relevant to understanding the U.S. federal, state or local tax treatment or tax structure of any transaction, and all materials of any kind (including opinions or other tax analyses) relating to such U.S. federal, state or local tax treatment or tax structure, other than the name of the parties or any other person named herein, or information that would permit identification of the parties or such other persons, and any pricing terms or nonpublic business or financial information that is unrelated to the U.S. federal, state or local tax treatment or tax structure of the transaction to the taxpayer and is not relevant to understanding the U.S. federal, state or local tax treatment or tax structure of the transaction to the taxpayer.IRS Circular 230 Disclosure:To ensure compliance with requirements imposed by the IRS, we inform you that any tax advice contained in the Materials is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding tax penalties or (ii) promoting, marketing or recommending to another party any transaction or matter addressed herein. © 2015 Wells Fargo. All Rights Reserved.Project Island 19